UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                 Information to be Included in Statements Filed
             Pursuant to Rules 13d-1(b), (c) and (d) and Amendments
                     Thereto Filed Pursuant to Rule 13d-2(b)


                    Under the Securities Exchange Act of 1934

                               (Amendment No. __)*


                              Open Solutions, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   68371P 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================                                                =======================
CUSIP NO. 68371P 10 2                                                13G                        Page 2 of 13 Pages
================================================                                                =======================

============= =========================================================================================================
1             NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Axiom Venture Partners, L.P.
              06-1392421
------------- ---------------------------------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                         (a) [ ]
                                                                                        (b) [ ]
------------- ---------------------------------------------------------------------------------------------------------
3             SEC USE ONLY



------------- ---------------------------------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
================================================ ======= ==============================================================
                                                 5       SOLE VOTING POWER
NUMBER OF SHARES                                         682,046
                                                 ------- --------------------------------------------------------------
BENEFICIALLY                                     6       SHARED VOTING POWER
                                                         0
OWNED BY
                                                 ------- --------------------------------------------------------------
EACH                                             7       SOLE DISPOSITIVE POWER
                                                         682,046
REPORTING
                                                 ------- --------------------------------------------------------------
PERSON WITH                                      8       SHARED DISPOSITIVE POWER
                                                         0

============ ==========================================================================================================
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             682,046
------------ ----------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*              [ ]


------------ ----------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             4.1%
------------ ----------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

             PN
============ ==========================================================================================================
                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

================================================                                                =======================
CUSIP NO. 68371P 10 2                                                13G                        Page 3 of 13 Pages
================================================                                                =======================

============= =========================================================================================================
1             NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Axiom Venture Associates, L.P.
              06-1392419
------------- ---------------------------------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                         (a) [ ]
                                                                                        (b) [ ]
------------- ---------------------------------------------------------------------------------------------------------
3             SEC USE ONLY



------------- ---------------------------------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
================================================ ======= ==============================================================
                                                 5       SOLE VOTING POWER
NUMBER OF SHARES                                         682,046
                                                 ------- --------------------------------------------------------------
BENEFICIALLY                                     6       SHARED VOTING POWER
                                                         0
OWNED BY
                                                 ------- --------------------------------------------------------------
EACH                                             7       SOLE DISPOSITIVE POWER
                                                         682,046
REPORTING
                                                 ------- --------------------------------------------------------------
PERSON WITH                                      8       SHARED DISPOSITIVE POWER
                                                         0

============ ==========================================================================================================
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             682,046
------------ ----------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*      [ ]


------------ ----------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             4.1%
------------ ----------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

             PN
============ ==========================================================================================================
                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

================================================                                                =======================
CUSIP NO. 68371P 10 2                                                13G                        Page 4 of 13 Pages
================================================                                                =======================

============= =========================================================================================================
1             NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Axiom Venture Partners III, L.P.
              06-1580669
------------- ---------------------------------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                         (a) [ ]
                                                                                        (b) [ ]
------------- ---------------------------------------------------------------------------------------------------------
3             SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
================================================ ======= ==============================================================
                                                 5       SOLE VOTING POWER
NUMBER OF SHARES                                         235,294
                                                 ------- --------------------------------------------------------------
BENEFICIALLY                                     6       SHARED VOTING POWER
                                                         0
OWNED BY
                                                 ------- --------------------------------------------------------------
EACH                                             7       SOLE DISPOSITIVE POWER
                                                         235,294
REPORTING
                                                 ------- --------------------------------------------------------------
PERSON WITH                                      8       SHARED DISPOSITIVE POWER
                                                         0

============ ==========================================================================================================
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             235,294
------------ ----------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*      [ ]


------------ ----------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.4%
------------ ----------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

             PN
============ ==========================================================================================================
                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

================================================                                                =======================
CUSIP NO. 68371P 10 2                                                13G                        Page 5 of 13 Pages
================================================                                                =======================

============= =========================================================================================================
1             NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Axiom Venture Associates III, L.P.
              06-1580668
------------- ---------------------------------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                         (a) [ ]
                                                                                        (b) [ ]
------------- ---------------------------------------------------------------------------------------------------------
3             SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
================================================ ======= ==============================================================
                                                 5       SOLE VOTING POWER
NUMBER OF SHARES                                         235,294
                                                 ------- --------------------------------------------------------------
BENEFICIALLY                                     6       SHARED VOTING POWER
                                                         0
OWNED BY
                                                 ------- --------------------------------------------------------------
EACH                                             7       SOLE DISPOSITIVE POWER
                                                         235,294
REPORTING
                                                 ------- --------------------------------------------------------------
PERSON WITH                                      8       SHARED DISPOSITIVE POWER
                                                         0

============ ==========================================================================================================
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             235,294
------------ ----------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*      [ ]


------------ ----------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.4%
------------ ----------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

             PN
============ ==========================================================================================================
                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

================================================                                                =======================
CUSIP NO. 68371P 10 2                                                13G                        Page 6 of 13 Pages
================================================                                                =======================

============= =========================================================================================================
1             NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Axiom Venture Advisors, Inc.
              06-1392417
------------- ---------------------------------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                         (a) [ ]
                                                                                        (b) [ ]
------------- ---------------------------------------------------------------------------------------------------------
3             SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              Connecticut
================================================ ======= ==============================================================
                                                 5       SOLE VOTING POWER
NUMBER OF SHARES                                         235,094
                                                 ------- --------------------------------------------------------------
BENEFICIALLY                                     6       SHARED VOTING POWER
                                                         0
OWNED BY
                                                 ------- --------------------------------------------------------------
EACH                                             7       SOLE DISPOSITIVE POWER
                                                         235,094
REPORTING
                                                 ------- --------------------------------------------------------------
PERSON WITH                                      8       SHARED DISPOSITIVE POWER
                                                         0

============ ==========================================================================================================
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             235,094
------------ ----------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*              [ ]

------------ ----------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.4%
------------ ----------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

             CO
============ ==========================================================================================================
                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

================================================                                                =======================
CUSIP NO. 68371P 10 2                                                13G                        Page 7 of 13 Pages
================================================                                                =======================

============= =========================================================================================================
1             NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Alan M. Mendelson
------------- ---------------------------------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                         (a) [ ]
                                                                                        (b) [ ]
------------- ---------------------------------------------------------------------------------------------------------
3             SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              UNITED STATES
================================================ ======= ==============================================================
                                                 5       SOLE VOTING POWER
NUMBER OF SHARES                                         0
                                                 ------- --------------------------------------------------------------
BENEFICIALLY                                     6       SHARED VOTING POWER
                                                         917,340
OWNED BY
                                                 ------- --------------------------------------------------------------
EACH                                             7       SOLE DISPOSITIVE POWER
                                                         0
REPORTING
                                                 ------- --------------------------------------------------------------
PERSON WITH                                      8       SHARED DISPOSITIVE POWER
                                                         917,340

============ ==========================================================================================================
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             917,340
------------ ----------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*              [ ]


------------ ----------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.5%
------------ ----------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

             IN
============ ==========================================================================================================
                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

================================================                                                =======================
CUSIP NO. 68371P 10 2                                                13G                        Page 8 of 13 Pages
================================================                                                =======================

============= =========================================================================================================
1             NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Samuel F. McKay
------------- ---------------------------------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                 (a) [ ]
                                                                                                (b) [ ]
------------- ---------------------------------------------------------------------------------------------------------
3             SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              UNITED STATES
================================================ ======= ==============================================================
                                                 5       SOLE VOTING POWER
NUMBER OF SHARES                                         0
                                                 ------- --------------------------------------------------------------
BENEFICIALLY                                     6       SHARED VOTING POWER
                                                         917,340
OWNED BY
                                                 ------- --------------------------------------------------------------
EACH                                             7       SOLE DISPOSITIVE POWER
                                                         0
REPORTING
                                                 ------- --------------------------------------------------------------
PERSON WITH                                      8       SHARED DISPOSITIVE POWER
                                                         917,340

============ ==========================================================================================================
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             917,340
------------ ----------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*              [ ]


------------ ----------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.5%
------------ ----------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

             IN
============ ==========================================================================================================
                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).        Name of Issuer:

                  Open Solutions, Inc.


Item 1(b).        Address of Issuer's Principal Executive Offices:

                  300 Winding Brook Drive
                  Glastonbury, CT 06033

Item 2(a).        Name of Person Filing:

                  Axiom Venture Partners, L.P. ("AVP")
                  Axiom Venture Associates, L.P. ("AVA")
                  Axiom Venture Partners III, L.P. ("AVPIII")
                  Axiom Venture Associates III, L.P. ("AVAIII")
                  Axiom Venture Advisors, Inc. ("AV Advisors")
                  Alan M. Mendelson ("Mendelson")
                  Samuel F. McKay ("McKay")

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  Cityplace II - 17th Floor
                  185 Asylum Street
                  Hartford, CT 06103

Item 2(c).        Citizenship:

                  Entities:         AVP         -- Delaware
                                    AVA         -- Delaware
                                    AVPIII      -- Delaware
                                    AVAIII      -- Delaware
                                    AV Advisors -- Connecticut

                  Individuals:      Mendelson   -- United States
                                    McKay       -- United States

Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  68371P 10 2


                               Page 9 of 13 pages

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

NOT APPLICABLE

         (a)      [ ]   Broker  or dealer  registered  under  Section  15 of the
                        Exchange Act.

         (b)      [ ]   Bank as  defined in  Section  3(a)(6) of the  Exchange
                        Act.

         (c)      [ ]   Insurance  company as defined in Section  3(a)(19) of
                        the Exchange Act.

         (d)      [ ]   Investment  company  registered under Section 8 of the
                        Investment Company Act.

         (e)      [ ]   An  investment   adviser  in  accordance   with  Rule
                        13d-1(b)(1)(ii)(E).

         (f)      [ ]   An  employee   benefit  plan  or  endowment  fund  in
                        accordance with Rule 13d-1(b)(1)(ii)(F).

         (g)      [ ]   A  parent  holding   company  or  control  person  in
                        accordance with Rule 13d-1(b)(1)(ii)(G).

         (h)      [ ]   A savings  association  as defined in Section  3(b) of
                        the Federal Deposit Insurance Act.

         (i)      [ ]   A church plan that is excluded from the  definition of
                        an investment company under Section 3(c)(14) of the Investment Company Act.

         (j)      [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4.  Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                               Page 10 of 13 pages

----------- -------------- ---------- ----------- ---------- ----------- ----------- ------------- ----------
                                                                         AV
                           AVP        AVA         AVPIII     AVAIII      Advisors    Mendelson     McKay
----------- -------------- ---------- ----------- ---------- ----------- ----------- ------------- ----------
(a)         Amount         682,046    682,046     235,294    235,294     235,294     917,340       917,340
            Beneficially
            Owned
----------- -------------- ---------- ----------- ---------- ----------- ----------- ------------- ----------
(b)         Percent of
            Class (%)      4.1        4.1         1.4        1.4         1.4         5.5           5.5
----------- -------------- ---------- ----------- ---------- ----------- ----------- ------------- ----------
(c) (i)     Sole Voting    682,046    682,046     235,294    235,294     235,294     0             0
            Power
----------- -------------- ---------- ----------- ---------- ----------- ----------- ------------- ----------
            (ii)
            Shared         0          0           0          0           0           917,340       917,340
            Voting Power
----------- -------------- ---------- ----------- ---------- ----------- ----------- ------------- ----------
            (iii)
            Sole           682,046    682,046     235,294    235,294     235,294     0             0
            Dispositive
            Power
----------- -------------- ---------- ----------- ---------- ----------- ----------- ------------- ----------
            (iv)
            Shared         0          0           0          0           0           917,340       917,340
            Dispositive
            Power
----------- -------------- ---------- ----------- ---------- ----------- ----------- ------------- ----------


Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

NOT APPLICABLE

Item 6.  Ownership of More than Five Percent on Behalf of Another Person


NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

NOT APPLICABLE

Item 8.  Identification and Classification of Members of the Group


NOT APPLICABLE


                               Page 11 of 13 pages

Item 9.  Notice of Dissolution of Group

NOT APPLICABLE

Item 10. Certification

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 17, 2004

AXIOM VENTURE PARTNERS, L.P.             AXIOM VENTURE PARTNERS III, L.P.

By:  Axiom Venture Associates, L.P.      By: Axiom Venture Associates III, L.P.
     ------------------------------          ----------------------------------
     Its general partner                     Its general partner

     By: /s/ Alan M. Mendelson           By: /s/ Axiom Venture Advisors, Inc.
         --------------------------          ----------------------------------
         General Partner                     Its general partner

                                             By: /s/  Alan M. Mendelson
                                                 ------------------------------
                                                 Chief Executive Officer

AXIOM VENTURE ASSOCIATES, L.P.           AXIOM VENTURE ASSOCIATES III, L.P.

By:  /s/  Alan M. Mendelson              By: /s/ Axiom Venture Advisors, Inc.
     -------------------------------         ----------------------------------
     General Partner                         Its general partner

                                         By: /s/  Alan M. Mendelson
                                             ----------------------------------
                                             Chief Executive Officer

/s/  Alan M. Mendelson                   AXIOM VENTURE ADVISORS, INC.
----------------------
     Alan M. Mendelson
                                         By: /s/  Alan M. Mendelson
                                             ----------------------------------
                                             Chief Executive Officer
/s/  Samuel F. McKay
----------------------
     Samuel F. McKay


EXHIBITS

A:  Joint Filing Statement

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

      We, the  undersigned,  hereby  express  our  agreement  that the  attached
Schedule 13G is filed on behalf of us.

Date:  February 17, 2004


                               Page 12 of 13 pages

AXIOM VENTURE PARTNERS, L.P.             AXIOM VENTURE PARTNERS III, L.P.

By:  Axiom Venture Associates, L.P.      By: Axiom Venture Associates III, L.P.
     ------------------------------          ----------------------------------
     Its general partner                     Its general partner

     By: /s/ Alan M. Mendelson           By: /s/ Axiom Venture Advisors, Inc.
         --------------------------          ----------------------------------
         General Partner                     Its general partner

                                             By: /s/  Alan M. Mendelson
                                                 ------------------------------
                                                 Chief Executive Officer

AXIOM VENTURE ASSOCIATES, L.P.           AXIOM VENTURE ASSOCIATES III, L.P.

By:  /s/  Alan M. Mendelson              By: /s/ Axiom Venture Advisors, Inc.
     -------------------------------         ----------------------------------
     General Partner                         Its general partner

                                         By: /s/  Alan M. Mendelson
                                             ----------------------------------
                                             Chief Executive Officer

/s/  Alan M. Mendelson                   AXIOM VENTURE ADVISORS, INC.
----------------------
     Alan M. Mendelson
                                         By: /s/  Alan M. Mendelson
                                             ----------------------------------
                                             Chief Executive Officer
/s/  Samuel F. McKay
----------------------
     Samuel F. McKay

                               Page 13 of 13 pages